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                                                                      Exhibit 14

                         GENESIS HEALTHCARE CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       PURPOSE

         This Code of Business Conduct and Ethics ("Code") of Genesis HealthCare Corporation (together with its subsidiaries, "Genesis" or the "Company") provides a general ethical and legal framework for business practices and conduct to which all Company employees, officers and directors must adhere. Because this Code cannot address every issue that may arise, the Company expects that you will use your common sense, act prudently and with clarity of intention, and seek to avoid even the appearance of improper behavior in your daily interactions with the Company, your colleagues, the Company's customers, and other business associates. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will not be terminated except for cause.

         This Code is available on the Company's website, and related policies and manuals are available from the Company's Law Department or Human Resources Department upon request.

         The standards in this Code may be further explained or implemented through corporate policies or other compliance manuals, including those relating to specific areas of the Company's business. This Code supplements and is not intended to replace or supersede any other current policy of the Company including, but not limited to, the Company's Corporate Integrity Program, which applies to all aspects of the Company's operations including patient care, billing and maintenance of accurate corporate records, Policy for Reporting Financial and Accounting Concerns, Employee Handbook, Insider Trading Policy and policies against discrimination or sexual harassment, which employees, officers and directors, to the extent applicable, are required to follow and which do not constitute a part of this Code.

         The Company has adopted this Code to deter wrongdoing, provide guidance to the Company's employees, officers and directors with regard to, and to promote the following:

            o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            o full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;




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            o     compliance with applicable governmental laws, rules and
                  regulations;

            o prompt internal reporting to the appropriate person or persons identified in this Code of violations hereof; and

            o     accountability for adherence to this Code.

II.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. You must respect and obey the laws of the cities, states, and country in which the Company operates, and if a law ever conflicts with a policy in this Code, you must comply with the law. When you have doubts about the application of a standard or where this Code does not address a situation that presents any ethical issue, you should seek guidance from your immediate supervisor, your Compliance Liaison, the Corporate Compliance Officer and/or the General Counsel. In addition, you must report behavior on the part of others that appears to violate this Code or any other Company compliance policy or procedure.

         The Company also maintains a confidential Corporate Integrity Program Hotline that you can call to report violations of this Code, the details of which are set out in Section VII.A of this Code. All concerns questions and complaints will be taken seriously and handled promptly, professionally and, where appropriate, confidentially. No retaliatory action will be taken against any employee, officer or director for raising concerns, questions or complaints in good faith.

         The following standards of conduct will be enforced at all organizational levels. Anyone who violates them will be subject to prompt disciplinary action, up to and including dismissal.

         A.       ACCURACY OF BOOKS AND RECORDS

                  U.S. law requires the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of the Company's assets in reasonable detail. It is a violation of the Company's policy, and possibly illegal, for any of us to cause the Company's books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial. If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in the Company, you should immediately report the event in accordance with
                  Section III of the Company's Policy for Reporting Financial and Accounting Concerns.

                  You are expected to cooperate fully with the Company's internal and independent auditors. In particular, the following requirements must be strictly respected by all of us:

                      o Access to Genesis' Assets, Transactions on Management's Authorization. Access to Genesis' assets is permitted only in accordance with management's general or specific




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                      authorization and transactions must be executed only in
                      accordance with management's general or specific authorizations. Transactions involving Genesis must be recorded to permit preparation of the Company's financial statements in conformity with United States generally accepted accounting principles ("GAAP") and related requirements and to maintain accountability for Genesis' assets.

                      o Accurate Books. All Genesis' books and records must be true and complete. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

                      o Proper Payments. You may not authorize payment of, or make any payment with, Genesis funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

                      o Appropriate Controls. Administrative and accounting controls must be implemented to provide reasonable assurance that Genesis is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

                      o Prohibited Actions. No employee, officer or director shall (A) take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company; or (B) take any action to fraudulently influence, coerce, manipulate, or mislead any member of the Company's internal auditors engaged in the performance of an internal audit or investigation.

         B.       ACCURACY OF REPORTING

                  1.     Generally

                         As a publicly traded Company, the Company has a duty to
                  comply with federal and state laws and regulations with respect to accuracy in the financial statements, reports and other documents filed or submitted to the SEC as well as other public communications made by the Company (collectively, "SEC Reports and Public Documents"). The SEC Reports and Public Documents are relied upon both internally and externally by individuals making business or investment decisions. Accuracy and candor is critical to the financial health of the Company. The Company's employees, officers and directors must help to ensure that all of the SEC Reports and Public Documents contain full, fair, accurate, timely and understandable disclosure. Any employee, officer or director who becomes aware of inaccuracies contained in the SEC Reports and Public Documents, or material omissions from the SEC Reports and Public Documents, shall immediately report such material





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                  inconsistencies or omissions to the Chairperson of the Audit
                  Committee or the Corporate Compliance Officer in accordance with Section VII.A of this Code.

                  2.     Financial Reporting Obligations of Senior Financial
                         Officers

                         The Company's Chief Executive Officer (i.e., the
                  principal executive officer), Chief Financial Officer (i.e., the principal financial officer), Principal Accounting Officer, Controller and any other person performing similar functions (collectively, the "Senior Financial Officers") are responsible for the SEC Reports and Public Documents meeting the following requirements:

                         o SEC Reports and Public Documents must, in reasonable detail, accurately and fairly reflect the transactions engaged in by the Company and acquisitions and dispositions of the Company's assets.

                         o SEC Reports and Public Documents must not contain any untrue statement of material fact that would make the statements in the SEC Reports and Public Documents misleading.

                         o SEC Reports and Public Documents must be prepared in accordance with, or reconciled to, GAAP, applicable SEC rules, including the SEC accounting rules, and the Company's established disclosure controls and procedures.

                         o SEC Reports and Public Documents must be retained or properly disposed of in accordance with the established financial policies and applicable legal and regulatory requirements.

                         o SEC Reports and Public Documents must contain full, fair, accurate, timely and understandable disclosure.

                  The Senior Financial Officers must act in good faith, with responsibility, due care and diligence and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others whether within or outside the Company, including to the Company's directors and auditors, or to government regulators and self-regulatory organizations.

                  Furthermore, the Senior Financial Officers are responsible for reporting any inaccuracies or mistakes in the SEC Reports and Public Documents to the Chairperson of the Audit Committee in accordance with Section VII.A of this Code. To assist the Senior Financial Officers in complying with the guidelines above and herein, no person should ever misrepresent facts or falsify records. Further, any use of business expense accounts must be documented and recorded promptly and accurately. If you are unsure whether a certain expense is legitimate, ask your supervisor. All employees, officers and directors responsible for the preparation of the SEC Reports and Public Documents, or who provide information as a part of that





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                  process, have the responsibility to assume that such
                  disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

         C.       PAYMENTS TO GOVERNMENT PERSONNEL

                  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that U.S. government personnel may accept. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. All employees, officers and directors are prohibited from offering any form of bribe, kickback or inducement to any person. Normal and reasonable entertainment of non-government customers and suppliers covered by standard expense account reporting is permissible when not contrary to applicable law. Consult the Corporate Compliance Officer or the Chairperson of the Compliance Committee if there is any uncertainty about permitted interactions with governmental personnel or agents or others.

III.     CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interests interfere, or even appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company. For purposes of this Code, the term "immediate family" includes a spouse, children or other family members or other persons living with you.

         We all have a duty to be loyal to the Company to further its goals and to work on behalf of its interests. Accordingly, each employee, officer an director and each member of his or her immediate family, is expected to avoid an actual conflict, or the appearance of a conflict, between the Company's interests and the financial or other personal interests of the employee, officer or director or any member of his/her immediate family. A conflict of interest situation exists even if there is no reason to believe that the individual involved would resolve the situation to his or her own personal advantage.

         Conflicts of interest are prohibited as a matter of Company policy, except when approved, in the case of conflicts of interest involving a director or an executive officer, by the Audit Committee and, in the case of conflicts of interest involving any other officer or employee, by the Corporate Compliance Officer. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your immediate supervisor, your Compliance Liaison, the Corporate Compliance Officer or the General Counsel.






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IV.      CORPORATE OPPORTUNITIES

         Each Employee, officer and director owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. In that respect, an employee, officer and director is prohibited from taking for himself or herself personally opportunities that are discovered through the use of corporate property, information or a position with the Company, unless the Board of Directors knowingly elects not to avail itself of the opportunity and specifically approves such employee's, officer's or director's participation in that opportunity. No employee, officer or director may use corporate property, information or his or her position for improper personal gain and may not compete with the Company directly or indirectly without the consent of the Board of Directors.

V.       PROTECTION AND PROPER USE OF THE COMPANY'S ASSETS

         Each employee, officer and director should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to the Corporate Compliance Officer. Company equipment, property and supplies should not be used for non-Company business, though incidental personal use may be permitted.

         Each employee's, officer's and director's obligation to protect the Company's assets includes protecting and maintaining its confidential and proprietary information. Confidential and proprietary information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Proprietary information includes, but is not limited to, intellectual property such as business, marketing, legal, and accounting methods, policies, plans, procedures, strategies and techniques; information concerning earnings; payroll data and personnel information; and any other data or information that is not known generally by and/or readily accessible to the public. Unauthorized use or distribution of confidential and proprietary information would violate Company policy and could also be illegal and result in civil or even criminal penalties. Each employee, officer and director must maintain and protect the confidentiality of any confidential information the Company and its customers and other business associates entrust to him or her, except when the General Counsel authorizes disclosure or when disclosure is required by law. The obligation to preserve any confidential information continues even after employment with or service to the Company terminates.

VI.      GIFTS

         Employees, officers and directors are expected to conduct Company business with the highest level of integrity. Although Genesis employees, officers and directors may accept common courtesies usually






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         associated with customary business practices, no employee, officer or director may solicit or accept material gifts, cash, cash equivalents, payments, services, vacations, pleasure trips from suppliers, vendors, patients or any other person, firm or corporation that does or seeks to do business with the Company.

         Employees, officers and directors may not solicit or accept gratuities or gifts from customers, their families or other visitors. In the case where a gratuity is forced upon you, it must immediately be given to your department head or supervisor who will either return it or donate it to a selected charity.

VII.     VIOLATIONS OF THE CODE

         A.       REPORTING OF SUSPECTED VIOLATIONS

                  The Company has established a reporting system that requires employees, officers and directors to report violations of any of the policies set forth in this Code. These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

                  Upon observing or learning of any violation of the policies set forth in this Code, employees, officers and directors should report such violation or other illegal or unethical behavior to the Corporate Compliance Officer or the Chairperson of the Compliance Committee. Reports relating to questionable accounting, internal accounting controls, auditing matters or SEC Reports and Public Documents should be submitted to the General Counsel or the Chairperson of the Audit Committee. A reporting person is encouraged to provide as much specific information as possible, including names, dates, places, and events that took place, and analysis of why the matter is a violation of this Code.

                  If you are not comfortable revealing your identity when making a report, you can make an anonymous report. You should feel safe in reporting this information in good faith, without regard to the identity or position of the suspected offender. The Company will treat the information in a confidential manner to the extent possible under applicable laws (consistent with appropriate evaluation and investigation and excluding possible disclosure to the Board, the Audit Committee or the Compliance Committee, as appropriate, the Law Department and outside counsel). Communications intended to be anonymous and confidential should be mailed, in writing, without indicating your name or address, to the Corporate Compliance Officer, the Chairperson of the Compliance Committee or the Chairperson of the Audit Committee, as appropriate.

                  The Corporate Compliance Officer, General Counsel and Chairpersons of the Compliance and Audit Committees may be reached as follows:






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                  Corporate Compliance Officer or General Counsel:

                  [Corporate Compliance Officer] or
                  [General Counsel]
                  Genesis HealthCare Corporation
                  101 East State Street
                  Kennett Square, PA 19348

                  Chairpersons of the Compliance or
                  Audit Committee:

                  Chairperson, [Compliance] or [Audit]
                  Committee
                  Genesis HealthCare Corporation
                  101 East State Street
                  Kennett Square, PA 19348

                  An employee, officer or director, including a person who prefers to remain anonymous, may also call the Company's Corporate Integrity Program Hotline at (800) 893-2094.

                  Because failure to report criminal activity can itself be understood to condone the crime, the Company emphasizes the importance of reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

                  If you are in doubt about the best course of action in a particular situation, please contact your immediate supervisor, your Compliance Liaison, the Corporate Compliance Officer or the General Counsel.

         B.       INVESTIGATION OF SUSPECTED VIOLATIONS

                  Generally, suspected violations will be investigated under the supervision of the Corporate Compliance Officer and or General Counsel at the direction of the Compliance Committee, as the Corporate Compliance Officer and Compliance Committee deem appropriate. Suspected violations involving questionable accounting, internal accounting controls, auditing matters or SEC Reports and Public Documents shall be investigated at the direction of the Audit Committee, which may designate the General Counsel, Corporate Compliance Officer or another party to perform the investigation. Allegations of suspected violations will, upon the advice of the Corporate Compliance Officer and/or General Counsel, be reported to the Board of Directors or the appropriate Board Committee and to the relevant authorities. Everyone must cooperate in internal or external investigations of misconduct and must maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Corporate Compliance Officer. Knowingly false accusations of misconduct will be subject to disciplinary action.





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                  The Company's Audit Committee has established a Policy for
                  Reporting Financial and Accounting Concerns which covers, among other things, the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. The Policy for Reporting Financial and Accounting Concerns ensures the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters.

         C.       DISCIPLINARY ACTION

                  The Board of Directors is ultimately responsible for enforcing violations of this Code by officers and directors and the Chief Executive Officer is ultimately responsible for enforcing violations of this Code by all other employees. Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspension with or without pay, demotions, salary reductions, dismissals, and restitution. Disciplinary action may also extend to a violator's supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in causing compliance with this Code. Any person who takes any action whatsoever in retaliation against the employee, officer or director who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

                  Each employee, officer and director is reminded that the Company's document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

         D.       NON-RETALIATION

                  Retaliation in any form against a person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action, including dismissal for cause.

VIII.    AMENDMENTS AND WAIVERS OF THE CODE

         The Company reserves the right to amend, waive or alter the policies set forth in this Code at any time. Any amendment to this Code or any waiver (including an implicit waiver) of any provision of this Code for officers or directors requires the approval of a majority of the disinterested members of the Board of Directors. Any waiver (including an implicit waiver) of any provision of this Code for employees other than officers and directors requires the approval of the Compliance Committee. Amendments and waivers (including implicit waivers) will be promptly disclosed as required by law or applicable Nasdaq Stock Market, Inc. requirements. Waivers include a material departure from a





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         provision of this Code and implicit waivers include the Company's failure to take action with respect to violations of this Code within a reasonable time following the Company's receipt of notice of the violation.

IX.      COMPLIANCE ACKNOWLEDGMENT

         As a condition of employment and continued employment and continued service as a director, as applicable, each employee, officer and director must accept the responsibility of complying with the foregoing policies. The Company may request that an employee, officer or director acknowledge his or her receipt of this Code and further may, at any time and as frequently as the Company may deem advisable, request that any employee, officer or director complete and submit a certification in the form designated by the Company pertaining to compliance with the policies set forth in this Code.



                                               Adopted: June 23, 2004









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